Exhibit 97.1

Clawback Policy
Total Rewards, Human Resources

APPROVAL
Approved By:	Board of Directors of Sun Life Financial Inc.
Date approved by Board/ Board Committee:	November 1, 2023
Next scheduled review and approval by Board/ Board Committee:	November 1, 2026
Effective Date:	November 1, 2023
Sponsor:	Helena Pagano, EVP, Chief People and Culture Officer
Responsible Person/Contact:	Chantal Wade, AVP, Executive Compensation

1.0		PURPOSE AND APPLICATION…………………………………………………………………………………………	2
	1.1	Purpose…………………………………………………………………………………………………………………………..	2
	1.2	Application…………………………………………………………………………………………………………………….	2
2.0		POLICY………………………………………………………………………………………………………………………………………...	2-6
3.0		ACCOUNTABILITIES……………………………………………………………………………………………………………..	6
4.0		GLOSSARY………………………………………………………………………………………………………………………………….	6-7
5.0		REFERENCES……………………………………………………………………………………………………………………………	8
6.0		APPENDICES…………………………………………………………………………………………………………………………….	8
		Appendix A – Modification History…………………………………………………………………………..	8

Clawback Policy
Total Rewards, Human Resources

1.0		PURPOSE AND APPLICATION
1.1
Purpose
This clawback policy is designed to allow Sun Life to reclaim or “claw back” incentive compensation in situations where employees received excessive or undeserved compensation. This includes instances of Misconduct (all employees) or financial restatements (Executives described in this policy).

1.2
Application
This Policy is an Enterprise Policy. It applies to all current and former employees in the case of Misconduct. In the case of financial restatements, it applies to "Executive Officers", which are Executive Team Members of the Company, and any other individuals determined by the Board in its sole discretion to be subject to this Policy in the case of financial restatements.
This policy does not apply to Joint Ventures and Joint Ventures under management control.

2.0		POLICY
	2.1	All current and former employees covered by this Policy are required upon demand by the Board to repay any or all Incentive Compensation received or realized by such employee during the three completed fiscal years immediately prior to a determination by the Board that the employee engaged in Misconduct.
	2.2	All Executive Officers are required upon demand by the Board to repay any excess Incentive Compensation received or realized by them during the three completed fiscal years immediately preceding the relevant Restatement Date (as well as during any transition period specified in Rule 10D-1(b)(1)(i)(D) under the Exchange Act), other than any Incentive Compensation that was received prior to such Executive Officer’s service as an Executive Officer or prior to the effective date of the U.S. Stock Exchange rules implementing Rule 10D-1 under the Exchange Act, if the Incentive Compensation received or realized by such Executive Officer during such period would have been less had the results of the Accounting Restatement been known (such excess Incentive Compensation, as computed without regard to any taxes paid thereon, the “Erroneously Awarded Compensation”).

Clawback Policy
Total Rewards, Human Resources

2.3	For purposes of this Clawback Policy, “Accounting Restatement” means any accounting restatement of the Company’s financial statements due to material noncompliance with any financial reporting requirement under the securities laws, including (i) a restatement required to correct a material error in previously-issued financial statements and/or (ii) a restatement required in the current period merely to avoid material misstatements resulting from either an uncorrected error or the recognition of a corrected error in the current period, which may include a restatement to avoid cumulative effects of an error over several reporting periods. Clawbacks do not apply to out-of-period adjustments that are not Accounting Restatements or to retrospective applications of changes in accounting principles, retrospective reclassifications due to discontinued operations or other retrospective revisions or adjustments that do not represent error corrections.
2.4	Erroneously Awarded Compensation will be “clawed back” (i.e., recovered from, or repaid by, the applicable Executive Officer) regardless of whether the Executive Officer was party to or aware of the misstatement, and applies to former Executive Officers who were employed in that capacity during the above three-fiscal-year period (or relevant transition period) (such recovery or repayment of Erroneously Awarded Compensation, a “Clawback”). Neither Executive Officers, former Executive Officers, nor the Company may insure or indemnify Executive Officers against a Clawback. The Company may decide not to attempt to recover funds in situations only as allowable under applicable legislation, in particular the Exchange Act (as discussed further below). If the Board determines that an Executive Officer received any Erroneously Awarded Compensation in connection with an Accounting Restatement, the Board shall, reasonably promptly after the Restatement Date, seek recoupment from such Executive Officer of all such Erroneously Awarded Compensation, subject to the Impracticality Exceptions.
2.5	A Clawback will not be triggered by the following changes to the Company’s financial statements: retrospective application of a change in accounting principle, retrospective revision to reportable segment information due to a change in organization structure, retrospective reclassification due to a discontinued operation, retrospective application of a change in reporting entity, or retrospective adjustment to provisional amounts in connection with a prior business combination and retrospective revision for stock splits, reverse stock splits, stock dividends or other changes to the capital structure.

Clawback Policy
Total Rewards, Human Resources

2.6	For Incentive Compensation based on the Company’s stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement: (i) the amount of Erroneously Awarded Compensation must be based on a reasonable estimate of the effect of the Accounting Restatement on the Company’s stock price or total shareholder return upon which the Incentive Compensation was received; and (ii) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the applicable U.S. Stock Exchange. Reference is further made to Rule 10D-1(b)(1)(iii) under the Exchange Act and the rules of the applicable U.S. Stock Exchange used for calculating Erroneously Awarded Compensation.
2.7	Prior to making a demand for payment related to financial restatements, the Board will conduct an appropriate investigation of relevant facts in compliance with relevant regulations in Canada, the United States or other competent jurisdiction.
2.8	The Board may retain a financial advisor to provide an opinion on the fair market value of a common share of Sun Life Financial Inc. on the date that a payment of Incentive Compensation was calculated or that an option was exercised had the Misconduct and/or Accounting Restatement not occurred.
2.9	The Board may take into account a variety of factors in its sole discretion in determining whether to demand repayment for Misconduct.
2.10	The Board shall not, under this Clawback Policy, demand payment of an amount in excess of (i) the pre-tax amount of Incentive Compensation received or realized by the Executive Officer or former Executive Officer in situations of Misconduct or (ii) the amount of Erroneously Awarded Compensation received or realized by the Executive Officer or former Executive Officer attributable to an Accounting Restatement.
2.11	A demand for payment under this Clawback Policy shall be on such terms as the Board specifies in compliance with applicable legislation and related regulations and rules (including the U.S. Clawback Rules).
2.12	The Company will take any action authorized by law to enforce a demand for repayment by the Board that is not promptly complied with by a current or former employee.

Clawback Policy
Total Rewards, Human Resources

2.13		This Clawback Policy does not in any way detract from the requirements of section 304 of the Sarbanes-Oxley Act of 2002 and does not prevent the Company from taking any other appropriate action against an employee who is determined to have engaged in Misconduct, up to and including termination of employment.
2.14		The Board will determine, in its sole discretion, the method for recouping amounts hereunder which may include, without limitation:
	2.14.1	• requiring reimbursement of cash amounts previously paid (on a pre-tax basis);
	2.14.2	• seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any Incentive Compensation;
	2.14.3	• offsetting the amount of the Erroneously Awarded Compensation, or Incentive Compensation, as applicable, otherwise owed by the Company to the Executive Officer as of the Restatement Date;
	2.14.4	• cancelling outstanding vested or unvested Incentive Compensation;
	2.14.5	• taking any other remedial and recovery action permitted by law, as determined by the Board; or
	2.14.6	• any combination of the foregoing, as determined by the Board.
2.15		The Company must recover any Erroneously Awarded Compensation unless the Management Resources Committee of the Board determines that any of the impracticality exceptions set forth in Rule 10D-1(b)(1)(iv) under the Exchange Act and/or the rules of the applicable U.S. Stock Exchange are available, as set forth below (the “Impracticality Exceptions”):
	2.15.1	• The direct expense paid to a third party to assist in enforcing this Clawback Policy would exceed the amount of Erroneously Awarded Compensation to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation pursuant to this clause, the Company must make a reasonable attempt to recover such Erroneously Awarded Compensation, document (in writing) such reasonable attempt(s) to recover and provide that documentation to the applicable U.S. Stock Exchange
	2.15.2	• Recovery would violate applicable Canadian law where that law was adopted prior to November 28, 2022.

Clawback Policy
Total Rewards, Human Resources

		2.15.3	• Recovery would likely cause an otherwise tax-qualified retirement plan of the Company, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
	2.16		The Company’s obligation to recover Erroneously Awarded Compensation is not dependent on if or when the restated financial statements for the Accounting Restatement have been filed.
	2.17		Recoupment of Erroneously Awarded Compensation under section 2.2 of this Clawback Policy is made on a “no fault” basis, without regard to whether any misconduct occurred or whether any Executive Officer is responsible for the noncompliance that resulted in the Accounting Restatement.
	2.18		This Clawback Policy is qualified by reference to applicable SEC rules (including Rule 10D-1 under the Exchange Act) and, when adopted, the rules of the applicable U.S. Stock Exchange (collectively, the “U.S. Clawback Rules”). To the extent there is a conflict between this Clawback Policy and the U.S. Clawback Rules, or any interpretive question arises hereunder, the U.S. Clawback Rules will prevail.
3.0
ACCOUNTABILITIES
The Board of Directors:
•Approving this Policy
•Determination that employee engaged in Misconduct such that the Clawback Policy is triggered
•Conducting an appropriate investigation of relevant facts in compliance with relevant regulations in Canada, the United States or other competent jurisdiction prior to making a demand for payment related to financial restatements
•Determining the method for recouping amounts

Management Resources Committee •Determining any impracticality exceptions
4.0
GLOSSARY
“Company” means each of Sun Life Financial Inc. and Sun Life Assurance Company of Canada. Reference to the terms “Sun Life”, “we”, “our”, and “us” within this document refers to each of Sun Life Financial Inc. and Sun Life Assurance Company of Canada.

“Exchange Act” means the U.S. Securities and Exchange Act of 1934, as amended from time to time.

Clawback Policy
Total Rewards, Human Resources

“Financial Reporting Measure” means a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure, including stock price and total shareholder return.

“Incentive Compensation” means any incentive compensation paid or realized that can increase or decrease from the target amount based on actual performance. Incentive Compensation includes, with respect to any employee covered by this Clawback Policy, (i) any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure, (ii) any amount paid to an employee of the Company under an incentive or deferred compensation plan sponsored or administered by the Company and (iii) the difference between the exercise price of an option to purchase a common share of Sun Life Financial Inc. and the closing price of such a share on the Toronto Stock Exchange on the date such an option was exercised.

“Joint Venture” means corporation or other entity in which the company has a substantial interest. A joint venture is considered to be under management control where Sun Life has supervision over and authority to direct the day-to-day business and operations of the joint venture in the ordinary course of business. The following joint ventures are under management control as of the date of this policy approval: Sun Life Malaysia Assurance Berhad, Sun Life Malaysia Takaful Berhad and Sun Life Grepa Financial Inc.

“Misconduct” means fraud, dishonesty, material and intentional non-compliance with legal requirements or the Company’s policies or procedures (including the Code of Conduct) or, any other act or omission that would permit the lawful termination of employment or summary dismissal from employment without notice or payment whatsoever, and includes a failure to report or take action to stop Misconduct of another employee that an employee knew, or ought to have known, about.

“Restatement Date” means the date on which the Company is required to prepare an Accounting Restatement (as determined by Rule 10D-1(b)(1)(ii) under the Exchange Act).

“Subsidiary” means a corporation whereby more than 50 per cent of each of the total voting power and total value of the shares (other than preferred shares) are owned, directly or indirectly, by the Corporation and/or a Subsidiary or Subsidiaries. Thus, where a joint venture does not meet the said “more than 50%” test, it is not a Subsidiary. For the purposes of this Framework, “Subsidiary” excludes Sun Life Assurance Company of Canada.

Clawback Policy
Total Rewards, Human Resources

“U.S. Stock Exchange” means the New York Stock Exchange and/or any other U.S. national securities exchange on which the Company’s securities are listed.
5.0			REFERENCES
	5.1		Policies
		5.1.1	Compensation and Appointment Policy
	5.2		Operating Guidelines
		5.2.1	For clarity, in cases of discrepancy between this Clawback Policy and the Compensation & Appointment Policy, this Clawback Policy will govern.
		5.2.2	With the exception of impracticality exceptions, which the Management Resources Committee determines, the Board has full and final authority to make all determinations under this Clawback Policy including whether the Clawback Policy applies and, if so, the amount of compensation to be repaid or forfeited by an Employee or Executive Officer. All determinations and decisions made by the Board under this Clawback Policy will be final and binding.
		5.2.3	This Clawback Policy supersedes and replaces any previous clawback (or “compensation recovery”) provisions in existing policies.

6.0	APPENDICES
Appendix A – Modification History
	Approvals/Amendments	Date
	Approved by Board of Directors of Sun Life Financial Inc.	Nov 1, 2023